Exhibit 99.1

News Release

July 25, 2008
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Second Quarter Earnings For 2008

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported second quarter net income of $723,000 compared to $901,000 in the same period last year. Earnings per share for the second quarter of 2008 were $.23 compared to $.28 in the second quarter of 2007. Net income for the first six months of 2008 was $1,482,000, compared to $1,902,000 in the first half of 2007. Earnings per share for the first two quarters of 2008 were $.46, compared to $.59 in the same period last year.

The change in net income in the second quarter and first half of 2008 compared to the same periods in 2007 was primarily due to a higher provision for loan losses. The provision was $450,000 in the second quarter of 2008 compared to $270,000 in the same quarter in the prior year and was $1,000,000 in the first half of 2008 compared to $370,000 in the first half of 2007. James Bosserd stated "Michigan's economy continues to impact the ability of both business and personal borrowers to make their loan payments. We remain committed to work closely with our borrowers as issues arise."

Net interest income was $103,000 or 3% lower in the second quarter of 2008 and $178,000 or 2% lower in the first half of 2008 than the same periods in 2007. In spite of a 2.25% decrease in the prime lending rate since the end of 2007, ChoiceOne's net interest spread was virtually unchanged in the first six months of 2008 compared to the same period in 2007. The replacement of brokered deposits with local deposits and reductions in rates paid on local deposits has mitigated most of the impact of lower interest rates earned on loans.

As a result of the sale of ChoiceOne's property and casualty insurance lines of business in October of 2007, noninterest income was $204,000 lower in the second quarter of 2008 and $299,000 lower in the first six months of 2008 compared to similar periods in the prior year. Noninterest expense was $189,000 lower in the second quarter of 2008 and $412,000 lower in the first half of 2008 compared to the same periods in 2007. This reduction was caused by control of expenses and the impact of the sale of the insurance lines of business. Expense reductions were offset by higher FDIC insurance expense in 2008 than in 2007.

Total assets declined by $2.2 million or less than 1% in the twelve months ended June 30, 2008, to reach $466 million as of the end of the second quarter of 2008. Net loans decreased $4.5 million or 1% in the 12 months ended June 30, 2008 to reach $324 million. This decrease was caused by a decline in residential mortgage loans. Net loans have decreased less than $1 million since the end of 2007. Investment securities grew $2.0 million in the last twelve months as various types of securities were purchased in late 2007 and early 2008 to provide growth in ChoiceOne's earning assets. However, the securities balance has fallen $3.8 million since the end of 2007 as not all maturities were replaced due to relatively low reinvestment rates. Local deposits have grown $3.1 million since the end of 2007 and $9.5 million in the last twelve months while $20.3 million of higher-cost brokered deposits were paid off in the last four quarters. This deposit change is consistent with ChoiceOne's emphasis on less expensive sources of funding to provide benefits to net interest margin in future quarters.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc., and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Condensed Balance Sheets
(Unaudited)
	6/30/2008	12/31/2007	6/30/2007
Loans	$324,235	$324,858	$328,757
Securities	83,880	87,725	81,894
Other Assets	57,445	57,572	57,136

Total Assets	$465,560	$470,155	$467,787

Deposits	$344,192	$351,844	$355,035
Borrowings	61,214	57,643	52,621
Other Liabilities	7,006	7,526	8,278

Total Liabilities	412,412	417,013	415,934

Shareholders' Equity	53,148	53,142	51,853

Total Liabilities and Equity	$465,560	$470,155	$467,787

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Interest Income	$6,583	$7,236	$13,511	$14,268
Interest Expense	2,855	3,405	6,085	6,664

Net Interest Income	3,728	3,831	7,426	7,604

Provision for Loan Losses	450	270	1,000	370
Noninterest Income	1,249	1,453	2,582	2,881
Noninterest Expense	3,673	3,862	7,245	7,657
Income Taxes	131	251	281	556

Net Income	$723	$901	$1,482	$1,902

Basic Earnings Per Share	$.23	$.28	$.46	$.59
Diluted Earnings Per Share	$.23	$.28	$.46	$.59

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.